                                                                EXHIBIT 21.1



1. Universal Outdoor, Inc.; Subsidiary of Universal Outdoor Holdings, Inc.

   State of Incorporation: Illinois

   Doing business under: Universal Eight, Inc. (IL & TX)

2. Quantum Structures & Design, Inc.; Subsidiary of Universal Outdoor, Inc.

   State of Incorporation: Illinois

3. Naegele Outdoor Advertising Company; Subsidiary of Universal Outdoor, Inc.

   State of Incorporation: Delaware

   Doing business under: Universal Outdoor Advertising (FL)

4. Corporate Name: HCA, Inc.; Subsidiary of Quantum Structures & Design, Inc.

   State of Incorporation: Illinois

5. Superior Outdoor Structures, Inc.; Subsidiary of HCA, Inc.

   State of Incorporation: Illinois